Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 2, 2002

Dear Sir/Madam:

     We have read paragraphs 1 through 4 of Item 4 included in the Form 8-K dated May 2, 2002 of Scotia Pacific Company LLC to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

cc:      Mr. Paul N. Schwartz, President and Chief Financial Officer, MAXXAM
         Group Holdings, Inc.
         Mr. Gary Clark, Vice President - Finance and Administration, Scotia
         Pacific Company LLC